Exhibit 99.1

Properties Acquired From Geronimo Holding Corporation on February 10, 2011 and March 1, 2011
Index to Financial Statements

Report of Independent Registered Public Accounting Firm	F-2

Financial Statements:
Statements of Assets and Liabilities as of December 31, 2010 and 2009	F-3

Statements of Revenues and Expenses for the years ended December 31, 2010 and 2009	F-4

Statements of Cash Flows for the years ended December 31, 2010 and 2009	F-5

Statements of Net Investment for the years ended December 31, 2010 and 2009	F-6

Notes to Financial Statements	F-7 to F-13

Unaudited Supplementary Information	F-14 to F-15

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
American Standard Energy Corp.
Scottsdale, Arizona

We have audited the accompanying statements of assets and liabilities of the oil and gas properties (the “Properties”), as defined in Note A, acquired by American Standard Energy Corp. (the “Company”) from Geronimo Holding Corporation (“Geronimo”) on February 10, 2011 and March 1, 2011, as of December 31, 2010 and 2009, and the related statements of revenues and expenses, net investment, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Properties are not required to have, nor were we engaged to perform, an audit of the internal control over financial reporting associated with the Properties.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of internal control over financial reporting associated with the Properties. Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the accompanying financial statements referred to above present fairly, in all material respects, the financial position of the Properties at December 31, 2010 and 2009, and the results of their operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

 /s/ BDO USA, LLP

Houston, Texas
May 19, 2011

Properties Acquired From Geronimo Holding Corporation on February 10, 2011 and March 1, 2011
Statements of Assets and Liabilities
December 31, 2010 and 2009

	2010	2009
Assets
Current assets:
Oil and gas sales receivable	$561,615	$577,382
Total current assets	561,615	577,382

Oil and natural gas properties, at cost, successful efforts method :
Proved properties	17,355,992	16,929,251
Drilling In Progress	3,697	-
Unproved properties	4,339,266	107,655
Accumulated depreciation, depletion, and amortization	(8,062,121)	(6,999,872)

Total oil and natural gas properties, net	13,636,834	10,037,034

Total assets	$14,198,449	$10,614,416

Liabilities and Net Investment
Current liabilities:
Accounts payable	$128,371	$94,240
Accrued capital expenditures	5,744	-
Total current liabilities	134,115	94,240

Asset retirement obligations	175,409	163,170

Total liabilities	309,524	257,410

Net investment	13,888,925	10,357,006

Total liabilities and net investment	$14,198,449	$10,614,416

The accompanying notes are an integral part of these financial statements.

Properties Acquired From Geronimo Holding Corporation on February 10, 2011 and March 1, 2011
Statements of Revenues and Expenses
Years ended December 31, 2010 and 2009

	2010	2009

Oil and natural gas revenues	$5,541,682	$4,894,664

Operating costs and expenses:
Oil and natural gas production costs	1,458,822	1,428,410
Depreciation, depletion and amortization	1,062,249	1,128,923
Accretion of asset retirement obligations	9,756	9,372
General and administrative	306,827	426,713
Total operating costs and expenses	2,837,654	2,993,418

Net income	$2,704,028	$1,901,246

The accompanying notes are an integral part of these financial statements.

Properties Acquired From Geronimo Holding Corporation on February 10, 2011 and March 1, 2011
Statements of Cash Flows
Years Ended December 31, 2010 and 2009

	2010	2009

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,704,028	$1,901,246
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	1,062,249	1,128,923
Accretion of asset retirement obligations	9,756	9,372
Changes in operating assets and liabilities:
Oil and gas sales receivable	15,767	(215,856)
Accounts payable	34,131	(100,617)
Net cash provided by operating activities	3,825,931	2,723,068

CASH FLOWS FROM INVESTING ACTIVITIES:
Oil and natural gas property additions	(4,653,822)	(357,986)
Net cash used in investing activities	(4,653,822)	(357,986)

CASH FLOWS FROM FINANCING ACTIVITIES:
Transfers to (from) Geronimo, net	827,891	(2,365,082)
Net cash provided by (used in) financing activities	827,891	(2,365,082)

Net change in cash	-	-

Cash at beginning of period	-	-

Cash at end of period	$-	$-

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Accrued capital expenditures	$5,744	$(69,012)
Asset retirement costs and obligation	$2,483	$288

The accompanying notes are an integral part of these financial statements.

Properties Acquired From Geronimo Holding Corporation on February 10, 2011 and March 1, 2011
Statements of Net Investment
Years Ended December 31, 2009 and 2010

Balance as of January 1, 2009	$10,820,842
Transfers from Geronimo, net	(2,365,082)
Net income	1,901,246
Balance as of December 31, 2009	$10,357,006

Transfers to Geronimo, net	827,891
Net income	2,704,028
Balance as of December 31, 2010	$13,888,925

The accompanying notes are an integral part of these financial statements.

Properties Acquired From Geronimo Holding Corporation on February 10, 2011 and March 1, 2011
Notes to Financial Statements

Note A. Organization and Basis of Presentation

 On February 10 and March 1, 2011, as more fully described below, the Company purchased certain developed and undeveloped oil and natural gas properties from Geronimo (collectively “the Properties”).

On February 10, 2011, the Company entered into a Purchase of Partial Leaseholds Agreement (the “February 10, 2011 Agreement”) with Geronimo whereby the Company purchased certain mineral rights leaseholds held on properties (as described in Exhibit A to the February 10, 2011 Agreement) with a carrying value at December 31, 2010 of $9,298,000 for $7,000,000 cash.  These mineral interests related to certain developed and undeveloped oil and natural gas properties located in Texas, Arkansas, Oklahoma and New Mexico.

On March 1, 2011, the Company entered into a Purchase of Partial Leaseholds Agreement (the “March 1, 2011 Agreement”) with Geronimo whereby the Company purchased certain mineral rights leaseholds held on properties (as described in Exhibit A to the March 1, 2011 Agreement) with a historical cost basis of $5,596,000 for $3,000,000 cash and 883,607 shares of Company stock valued at $5,787,626.  These mineral rights related to certain undeveloped oil and natural gas properties located in the Bakken Shale formation of North Dakota.  Certain of these mineral rights with a historical cost basis of $1,257,000 (and purchased by the Company for $1,662,000) were acquired by Geronimo subsequent to December 31, 2010, and, as a result, have been excluded from the accompanying financial statements as of December 31, 2010.  These subsequently-acquired undeveloped mineral rights will be reflected in the Company’s March 31, 2011 interim condensed consolidated financial statements.

As more fully described in the Company’s Form 10-K for the year ended December 31, 2010, the Company is controlled by Randall Capps, a director, who also is the sole owner of Geronimo Holding Corporation (“Geronimo”) and XOG Operating, LLC (“XOG”) and a majority owner of CLW South Texas 2008, LP (“CLW”) (collectively, the "XOG Group").  To date, all of the Company’s oil and natural gas properties have been acquired from the XOG Group.  As a result of Mr. Capps’ controlling interest in the Company and the XOG Group, the acquisitions have not been accounted for as a purchase, but as a reorganization of entities under common control for the periods the Properties were owned by Geronimo, XOG, or CLW.  As such, the accompanying historical financial statements will become part of the Company’s historical financial statements retrospectively for all periods presented.

The cash portion of the February 16, 2011 and March 7, 2011 acquisitions were funded from a February 1, 2011 private placement offering in which gross proceeds of $15,406,755 were raised through the issuance of (i) 4,401,930 shares of common stock at a price of $3.50 per share and (ii) 2 series of five-year warrants each exercisable into 1,100,482 shares of common stock at exercise prices of $5.00 and $6.50 per share, respectively, subject to certain adjustments.  The Company also issued to the placement agents warrants to purchase up to 220,097 shares of common stock under the same terms and conditions as the warrants attached to the common stock issued in the February private placement offering.  The shares and warrants were sold to certain accredited investors.  Subject to certain conditions, the Company has the right to call for the exercise of such warrants.  The Company incurred costs of $.8 million in connection with this offering.

The accompanying financial statements of the Properties have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) on a “carve-out” basis from the books and records of Geronimo using historical results of operations, assets and liabilities attributable to the Properties, and allocations of general and administrative expenses from the XOG Group, as the Properties do not constitute a separate legal entity.

Accordingly, the accompanying financial statements of the Properties may not be indicative of future performance and may not reflect what the results of operations, financial position and cash flows would have been had the Properties operated as a separate entity during all of the periods presented. To the extent that an asset, liability, revenue or expense is directly associated with the Properties, it is reflected in the accompanying financial statements.

The XOG Group provided certain corporate functions on behalf of the Properties and costs associated with these functions were allocated to the Properties. These functions included executive management, oil and gas property management, information technology, tax, insurance, accounting, legal and treasury services. The costs of such services were allocated to the Properties based on the most relevant allocation method to the service provided, primarily based on relative net book value of assets. Management believes such allocations are reasonable; however, they may not be indicative of the actual expense that would have been incurred had the Properties been operating as an independent company for all of the periods presented. The charges for these functions are included primarily in general and administrative expenses.

Note B. Summary of Significant Accounting Policies

Use of Estimates in the Preparation of Financial Statements

Preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates.  Such estimates include the following:

Depreciation, depletion and amortization of oil and natural gas properties are determined using estimates of proved oil and natural gas reserves. There are numerous uncertainties inherent in the estimation of quantities of proved reserves and in the projection of future rates of production and the timing of development expenditures.

Impairment evaluation of proved and unproved oil and natural gas properties is subject to numerous uncertainties including, among others, estimates of future recoverable reserves, future prices, operating and development costs, and estimated cash flows.

Other significant estimates include, but are not limited to, the asset retirement costs and obligations and accrued revenues and expenses.

Oil and Gas Sales Receivable

Oil and natural gas is sold to purchasers generally on an unsecured basis. Allowances for doubtful accounts are determined based on management's assessment of the creditworthiness of the purchaser. Receivables are considered past due if full payment is not received by the contractual due date. Past due accounts will be generally written off against the allowance for doubtful accounts only after all collection attempts have been exhausted.

Oil and Natural Gas Properties

The accompanying financial statements utilize the successful efforts method of accounting for the Properties. Under this method, all costs associated with productive wells and nonproductive development wells are capitalized, while nonproductive exploration costs are expensed. Capitalized acquisition costs relating to proved properties are depleted using the unit-of-production method based on total proved reserves. The depletion of capitalized exploratory drilling and development costs is based on the unit-of-production method using proved developed reserves on a field basis.

Proceeds from the sale of individual properties and the capitalized costs of individual properties sold or abandoned are credited and charged, respectively, to accumulated depletion. Generally, no gain or loss is recognized until the entire amortization base is sold. However, a gain or loss is recognized from the sale of less than an entire amortization base if the disposition is significant enough to materially impact the depletion rate of the remaining properties in the amortization base. Ordinary maintenance and repair costs are expensed as incurred.

Costs of significant nonproducing properties, wells in the process of being drilled and development projects are excluded from depletion until such time as the related project is developed and proved reserves are established or impairment is determined. These unproved oil and natural gas properties are periodically assessed for impairment by considering future drilling plans, the results of exploration activities, commodity price outlooks, planned future sales or expiration of all or a portion of such projects. Amounts capitalized to oil and natural gas properties excluded from depletion at December 31, 2010 and 2009 were $4,342,963 and $107,655, respectively.

Management reviews its long-lived assets to be held and used, including proved oil and natural gas properties, whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. An impairment loss is indicated if the sum of the expected undiscounted future cash flows is less than the carrying amount of the assets. In this circumstance, an impairment loss is recognized for the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset.

Management reviews its oil and natural gas properties for impairment by amortization base or by individual well for those wells not constituting part of an amortization base. For each property determined to be impaired, an impairment loss equal to the difference between the carrying value of the properties and the estimated fair value (discounted future cash flows) of the properties is recognized at that time. Estimating future cash flows involves the use of judgments, including estimation of the proved and unproved oil and natural gas reserve quantities, timing of development and production, expected future commodity prices, capital expenditures and production costs.

Environmental

The Properties are subject to extensive federal, state and local environmental laws and regulations. These laws, which are often changing, regulate the discharge of materials into the environment and may require the removal or mitigation of the environmental effects of the disposal or release of petroleum or chemical substances at various sites. Environmental expenditures are expensed. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Liabilities for expenditures of a noncapital nature are recorded when environmental assessment and/or remediation is probable and the costs can be reasonably estimated. Such liabilities are generally undiscounted unless the timing of cash payments is fixed and readily determinable.

Oil and Natural Gas Sales and Imbalances

Oil and natural gas revenues are recorded at the time of delivery of such products to pipelines for the account of the purchaser or at the time of physical transfer of such products to the purchaser. The accompanying financial statements utilize the sales method of accounting for oil and natural gas sales, recognizing revenues based on the Properties’ share of actual proceeds from the oil and natural gas sold to purchasers. Oil and natural gas imbalances are generated on properties for which two or more owners have the right to take production "in-kind" and, in doing so; take more or less than their respective entitled percentage. For the years ended December 31, 2010 and 2009,  there were no oil and natural gas imbalances related to the Properties.

Asset Retirement Obligations

The fair value of a liability for an asset retirement obligation is recorded in the period in which it is incurred with a corresponding increase in the carrying amount of the related oil and gas properties. Subsequently, the asset retirement cost included in the carrying amount is allocated to expense through depreciation, depletion and amortization. Changes in the liability due to passage of time are recognized as an increase in the carrying amount of the liability and as corresponding accretion expense.

General and Administrative Expense

The accompanying financial statements include an allocated portion of the actual costs incurred by the XOG Group for general and administrative (“G&A”) expenses. These allocated costs are intended to provide the reader with a reasonable approximation of what historical administrative costs would have been for these assets and operations in the event those assets had existed on a stand-alone basis.

Any future G&A expenses may not necessarily correlate to, nor reflect directly or indirectly, the cost relationships presented herein. A wide range of formulas for G&A allocation were considered.

In the view of the Company, the most accurate and transparent method of allocating G&A expenses is based on the historical cost basis of the Properties divided by the cost basis of the total oil and gas assets of the XOG Group.  Using this method, G&A expense allocated to the Properties for the years ended December 31, 2010 and 2009, was approximately $306,827 and $426,713, respectively.

Income Taxes

Prior to the acquisition of the Properties by the Company on February 10 and March 1, 2011, the Properties were part of Geronimo, a pass-through entity for federal income tax purposes, with taxes being the responsibility of Geronimo’s owner.  As a result, the historical financial statements of the Properties do not present any income tax expense, benefits, liabilities or assets, except as estimated in the unaudited supplementary information presenting the standardized measure of discounted future net cash flows.

Uncertain tax positions were evaluated for recognition and measurement in the pro forma income taxes and pro forma deferred taxes in the accompanying financial statements. To recognize a tax position, management determines whether it is more likely than not that the tax position will be sustained upon examination, including resolution of any related appeals or litigation, based on the technical merits of the position. A tax position that meets the more likely than not threshold is measured to determine the amount of benefit to be recognized in the consolidated financial statements. The amount of tax benefit recognized with respect to any tax position is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon settlement. The Properties had no uncertain tax positions that required recognition in the accompanying pro forma income tax information included in the accompanying financial statements. Any interest or penalties would be recognized as a component of income tax expense.

Fair Value of Financial Instruments

The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between two willing parties. The carrying amount of oil and gas sales receivable, accounts payable, and accrued capital expenditures approximates fair value because of the short maturity of these instruments.

Recent Accounting Pronouncements

Oil and Natural Gas.   In September 2009, the FASB issued an update to the Oil and Gas Topic, which makes a technical correction regarding the accounting and disclosures for natural gas balancing arrangements. The topic amends prior guidance because the SEC staff has not taken a position on whether the entitlements method or sales method is preferable for natural gas-balancing arrangements that do not meet the definition of a derivative. With the entitlements method, sales revenue is recognized to the extent of each well partner's proportionate share of natural gas sold regardless of which partner sold the natural gas. Under the sales method, sales revenue is recognized for all natural gas sold by a partner even if the partner's ownership is less than 100% of the natural gas sold.

The Oil and Gas Topic update included an instruction that public companies must account for all significant natural gas imbalances consistently using one accounting method. Both the method and any significant amount of imbalances in units and value should be disclosed in regulatory filings. The accompanying financial statements account for all natural gas imbalances under the sales method and make all required disclosures. As of December 31, 2010 and 2009, there were no oil and natural gas imbalances related to the Properties.

Reserve Estimation.   In January 2010, the FASB issued an update to the Oil and Gas Topic, which aligns the oil and natural gas reserve estimation and disclosure requirements with the requirements in the SEC's final rule, Modernization of the Oil and Gas Reporting Requirements (the "Final Rule"). The Final Rule was issued on December 31, 2008. The Final Rule is intended to provide investors with a more meaningful and comprehensive understanding of oil and natural gas reserves, which should help investors evaluate the relative value of oil and natural gas companies.

The Final Rule permits the use of new technologies to determine proved reserves estimates if those technologies have been demonstrated empirically to lead to reliable conclusions about reserve volume estimates. The Final Rule also allows, but does not require, companies to disclose their probable and possible reserves to investors in documents filed with the SEC. In addition, the new disclosure requirements require companies to: (i) report the independence and qualifications of its reserves preparer or auditor; (ii) file reports when a third party is relied upon to prepare reserves estimates or conduct a reserves audit; and (iii) report oil and natural gas reserves using an average price based upon the prior 12-month period rather than a year-end price. The Final Rule became effective for fiscal years ending on or after December 31, 2009.

Fair Value.   In January 2010, the FASB issued an update to the Fair Value Topic, which enhances the usefulness of fair value measurements. The amended guidance requires both the disaggregation of information in certain existing disclosures, as well as the inclusion of more robust disclosures about valuation techniques and inputs to recurring and nonrecurring fair value measurements. The amended guidance is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disaggregation requirement for the reconciliation disclosure of Level 3 measurements, which is effective for fiscal years beginning after December 15, 2010 and for interim periods within those years. This guidance was adopted effective January 1, 2010, and did not have a significant impact on accompanying financial statements.

Note C.  Asset Retirement Obligations

The asset retirement obligations represent the estimated present value of applicable costs to plug, abandon and remediate the developed properties included in the Properties at the end of their productive lives, in accordance with applicable state laws. There are no assets that are legally restricted for purposes of settling asset retirement obligations of the Properties.

The following table summarizes the Properties’ asset retirement obligation activity for the years ended December 31, 2010 and 2009:

	2010	2009

Balance, beginning of period	$163,170	$153,510
Liabilities incurred from new wells	2,483	288
Accretion expense	9,756	9,372

Balance, end of period	$175,409	$163,170

 Note D.  Disclosures About Fair Value of Financial Instruments

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis

Certain of the Properties’ assets and liabilities are reported at fair value on a nonrecurring basis. The following methods and assumptions were used to estimate the fair values:

Impairments of Long-Lived Assets —Long-lived assets to be held and used, including proved oil and natural gas properties, are reviewed whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. An impairment loss is indicated if the sum of the expected undiscounted future net cash flows is less than the carrying amount of the assets. In this circumstance, an impairment loss is recognized for the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset.

Oil and natural gas properties are reviewed by amortization base or by individual well for those wells not constituting part of an amortization base. For each property determined to be impaired, an impairment loss equal to the difference between the carrying value of the properties and the estimated fair value (discounted future cash flows) of the properties is recognized at that time. Estimating future cash flows involves the use of judgments, including estimation of the proved and unproved oil and natural gas reserve quantities, timing of development and production, expected future commodity prices, capital expenditures and production costs.

Proved oil and natural gas properties that are sensitive to oil and natural gas prices are periodically reviewed for impairment. There were no impairments related to the Properties for the years ended December 31, 2010 and 2009, respectively.

Asset Retirement Obligations (“ARO”) —The fair value of AROs are estimated based on discounted cash flow projections using numerous estimates, assumptions and judgments regarding such factors as the existence of a legal obligation for an ARO; amounts and timing of settlements; the credit-adjusted risk-free rate to be used; and inflation rates. See Note C for a summary of changes in AROs for all periods presented.

E.   Major Customers

At December 31, 2010 and 2009, approximately 90% of the Properties’ oil and natural gas revenues were derived from certain crude oil and natural gas purchasers.  Management believes the loss of its major customers would not have a material adverse effect as the oil and natural gas production can be easily sold to other purchasers.

Note F.   Related Party Transactions

XOG Operating, LLC. The Properties are operated by both third party operators and by XOG Operating LLC. Prior to the acquisition of the Properties by the Company, certain administrative functions associated with the Properties were performed by the XOG Group.

Overriding Royalty and Royalty Interests.  In some instances, the XOG Group may hold overriding royalty and royalty interests (“ORRI”) in certain oil and natural gas properties acquired by the Company. All revenues and expenses presented herein are net of any effects of such ORRIs.

Properties Acquired From Geronimo Holding Corporation on February 10, 2011 and March 1, 2011
Unaudited Supplementary Information

Oil and natural gas reserve quantity estimates are subject to numerous uncertainties inherent in the estimation of quantities of proved reserves and in the projection of future rates of production and the timing of development expenditures. The accuracy of such estimates is a function of the quality of available data and of engineering and geological interpretation and judgment.

Results of subsequent drilling, testing and production may cause either upward or downward revision of previous estimates. Further, the volumes considered to be commercially recoverable fluctuate with changes in prices and operating costs. Reserve estimates are inherently imprecise and estimates of new discoveries are more imprecise than those of currently producing oil and natural gas properties. Accordingly, these estimates are expected to change as additional information becomes available in the future.

The following table provides a roll forward of Properties’ total net proved reserves for the years ended December 31, 2010 and 2009, as well as disclosure of proved developed and proved undeveloped reserves at December 31, 2010 and 2009.

	Oil	Natural Gas	Total
	(Bbls)	(Mcf)	(Boe)
Total Proved Reserves:
Balance, January 1, 2010	1,518,800	11,792,200	3,484,167
Revisions	23,818	548,870	115,296
Discoveries	16,940	-	16,940
Production	(41,458)	(503,870)	(125,436)

Balance, December 31, 2010	1,518,100	11,837,200	3,490,967

Proved developed reserves	453,000	8,312,000	1,838,333
Proved undeveloped reserves	1,065,100	3,525,200	1,652,634

Total proven reserves	1,518,100	11,837,200	3,490,967

Total Proved Reserves:
Balance, January 1, 2009	1,431,600	12,724,700	3,552,383
Revisions	133,427	(361,715)	73,142
Discoveries	-	-	-
Production	(46,227)	(570,785)	(141,358)

Balance, December 31, 2009	1,518,800	11,792,200	3,484,167

Proved developed reserves	463,800	8,267,800	1,841,767
Proved undeveloped reserves	1,055,000	3,524,400	1,642,400

Total proven reserves	1,518,800	11,792,200	3,484,167

Standardized Measure of Discounted Future Net Cash Flows

The Properties standardized measure of discounted future net cash flows is computed by applying at December 31, 2010 and 2009 the 12-month unweighted average of the first-day-of-the-month pricing for oil and natural gas (with consideration of price changes only to the extent provided by contractual arrangements) to the estimated future production of proved oil and natural gas reserves less estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proved reserves, discounted using a rate of 10% per year to reflect the estimated timing of the future cash flows.

Estimated future income taxes are calculated by comparing undiscounted future cash flows to the tax basis of oil and natural gas properties plus available carry forwards and credits and applying the current tax rates to the difference.

Discounted future cash flow estimates like those shown herein are not intended to represent estimates of the fair value of oil and natural gas properties. Estimates of fair value would also consider probable and possible reserves, anticipated future oil and natural gas prices, interest rates, changes in development and production costs and risks associated with future production. Because of these and other considerations, any estimate of fair value is necessarily subjective and imprecise.

The following table provides the standardized measure of discounted future net cash flows at December 31, 2010 and 2009:

	2010	2009

Future production revenues	$174,443,490	$132,057,960
Future costs:
Production	(51,154,280)	(43,878,440)
Development	(7,518,950)	(7,518,950)
Income taxes	(38,635,000)	(26,745,000)
10% annual discount factor	(45,932,860)	(32,463,270)

Standardized measure of discounted cash flows	$31,202,400	$21,452,300

 Changes in Standardized Measure of Discounted Future Net Cash Flows

The following table provides a roll forward of the Properties standardized measure of discounted future net cash flows for the years ended December 31, 2010 and 2009:

	2010	2009
Increase (decrease):
Extensions and discoveries	$516,541	$-
Net changes in sales prices and production costs	13,972,390	737,875
Oil and gas sales, net of production costs	(4,082,860)	(3,466,254)
Revision of quantity estimates	1,851,940	3,746,392
Changes in income taxes	(2,017,301)	(179,447)
Accretion of discount	2,145,230	1,827,540
Changes in production rates, timing and other	(2,635,840)	510,794

Net increase	9,750,100	3,176,900
Standardized measure of discounted future cash flows:
Beginning of year	21,452,300	18,275,400

End of year	$31,202,400	$21,452,300